[Hubbell Logo Here]


         Date:             October 25, 2007          NEWS RELEASE

                           For Release:     IMMEDIATELY
--------------------------------------------------------------------------------

                                                       Hubbell Incorporated
                                                       584 Derby-Milford Road
                                                       P. O. Box 549
                                                       Orange, CT  06477
                                                       203-799-4100



                           Contact:         Thomas R. Conlin



                     HUBBELL REPORTS THIRD QUARTER RESULTS:

          SALES OF $652.7 MILLION, EARNINGS OF $1.10 PER DILUTED SHARE
          ------------------------------------------------------------


ORANGE, CT. (October 25, 2007) -- Hubbell Incorporated (NYSE: HUBA, HUBB) today reported its operating results for the third quarter ended September 30, 2007.

Net sales in the third quarter were $652.7 million, an increase of 1% over the level reported in the third quarter of 2006. Net income rose by 37% to $65.3 million and earnings per diluted share increased by 41% to $1.10 as compared to $47.6 million and $.78, respectively, reported in the third quarter of 2006. A lower tax rate benefitted earnings per diluted share by $.09 in the third quarter of 2007 compared to the third quarter of 2006, primarily related to favorable benefits from foreign operations and the finalization of our recently filed 2006 federal tax return.

For the first nine months of 2007, net sales were $1.92 billion, an increase of 5% over the $1.83 billion reported for the same period last year. Net income for the first nine months was $160.3 million, an increase of 24% compared to the $128.9 million reported for the first nine months of 2006. Earnings per diluted share of $2.68 improved 28% from $2.10 per diluted share reported for the same period of 2006.


                                  -continued-

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Acquisitions completed in 2006 contributed 1% of the sales increase in the third quarter and 3% of the sales increase in the nine months' results. Taken together, these acquisitions were accretive to profits in both 2007 periods.

Cash flow from operations was $221.2 million in the first nine months of 2007 compared to $82.9 million in the equivalent period of 2006. The increase is primarily due to improved working capital performance, particularly inventory, and higher profitability. Capital expenditures were $44.6 million in the first nine months compared to $67.1 million in the equivalent period of 2006. In addition, the Company has repurchased approximately 3.3 million shares of its common stock for $173.5 million during the first nine months of 2007 compared to
1.7 million shares repurchased for $74.4 million during the first nine months of 2006.

On October 1, 2007, the Company acquired PCORE Electric Company, Inc. ("PCORE"), which will join Hubbell's Power Systems segment. Based in LeRoy, NY, PCORE is a leading manufacturer of high voltage condenser bushings used in the electric utility infrastructure. With sales in 2006 of approximately $25 million, PCORE is expected to be modestly accretive in 2008.

OPERATIONS REVIEW
-----------------

"At the beginning of 2007, we announced that our focus throughout the year would be on price realization, cost containment, and productivity improvements," said Timothy H. Powers, Chairman, President, and Chief Executive Officer of Hubbell. "These are the three primary routes through which we plan to return Hubbell to its historic levels of industry-leading profitability and performance. Our reported results demonstrate that we have been effective in pursuing the achievement of those goals.



                                  -continued-

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"Our third quarter results built upon our improvements in the first two quarters. More significant was Hubbell's profit performance which showed substantial increases in net income and earnings per diluted share year-over-year on sales which were similar with the prior year.

"Each of our business segments reported higher operating profit margins year-over-year to provide a 240 basis point improvement for the Company as a whole: net operating margin of 13.6% for the third quarter of 2007 compared to 11.2% for the same period in 2006.

"Our markets are generally consistent with our expectations. Order volume from customers in non-residential construction and most industrial maintenance and repair end-use markets continued at positive comparisons to the prior year. Residential construction is still contracting and will likely continue to show negative comparisons throughout next year. Some observers, concerned with the continuing decline in residential markets, credit market uncertainties, and other macro-indicators, have discussed an increased risk of further economic slowing next year. That remains to be seen, but we will continue our focus on price realization, cost containment, and improving productivity."

SEGMENT REVIEW
--------------

The comments and year-over-year percentages in this segment review are based on third quarter results in 2007 and 2006.

Electrical segment net sales were essentially flat with 2006 chiefly because of continuing contraction of residential construction. As in the previous two quarters of 2007, wiring systems reported positive sales comparisons versus the prior year although the rates of improvement were more moderate in the third quarter due in part to a quality issue related to a product which we believe was resolved in October. Sales of products for harsh and hazardous applications remained strong in the quarter. Even with the residential market downturn and somewhat softer demand in other markets, the segment


                                  -continued-
reported a 25% improvement in operating profit and a 240 basis point increase in operating profit margin.

Hubbell's Power Systems segment reported 2% lower net sales as softer demand mainly from the distribution segment of the utility market, continued in the third quarter. Multiple factors contributed to the reduction in demand: higher than normal product inventories in the channel, no significant storm activity, and residual effect of the soft housing market. Despite the softness in demand, our focus on price realization and productivity resulted in a 6% increase in operating profit for the segment.

The Industrial Technology segment had another quarter of excellent performance with net sales up by 16%, operating profit 47% higher, and operating profit margin 430 basis points above the prior year. An acquisition accounted for three-quarters of the sales increase and approximately one-third of the operating profit increase. With approximately half of its sales made internationally, the segment is benefiting from strong economies overseas providing strong demand for products in specialty communications, and industrial and reel applications.

SUMMARY AND OUTLOOK
-------------------

"We've improved our operating profit margin in each sequential quarter so far in 2007," Powers added. "Up 310 basis points in the first quarter 2007 versus the fourth quarter 2006, another 200 basis points in the second quarter, and an additional 140 basis points in the third. We've accomplished that even with the rapid decline of the residential market which is one of the largest single markets which Hubbell serves.

                                  -continued-

"This accomplishment is the direct result of our initiatives over the past three years: implementing our unified business system at most domestic operations, restructuring of Hubbell Lighting, the extension of lean concepts, and accelerated new product development. As a result of the strong third quarter 2007, we are revising our projections for the full year 2007: net sales are expected to increase in the range of 5-6% above 2006 and earnings per diluted share are now projected to be in the range of $3.35 -- $3.45. In addition, we are striving to achieve operating profit margin improvement of 200 basis points. We also expect full year operating cash flow, net of capital spending, to exceed net income."

Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about capital resources, performance and results of operations and are based on the Company's reasonable current expectations. In addition, all statements regarding anticipated growth or improvement in operating results, anticipated market conditions, and economic recovery are forward-looking. These statements may be identified by the use of forward-looking words or phrases such as "progress", "leading", "achieving", "continuing growth", "continues", "primarily", "plan", "expect", "anticipated," "expected", "expectations," "should continue", "striving", "uncertain", "goal", "projected", "expected", "will likely", "forecast", "believe", and others. Such forward-looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual and future performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: achieving sales levels to fulfill revenue expectations; unexpected costs or charges, certain of which may be outside the control of the Company; expected benefits of process improvement and other lean initiatives; the expected benefit and effect of the Hubbell 2006 business information system initiative and restructuring programs; the availability and costs of raw materials and purchased components; realization of price increases; the ability to achieve projected levels of efficiencies and cost reduction measures; general economic and business

                                  -continued-
conditions; competition; and other factors described in our Securities and Exchange Commission filings, including the "Business" and "Risk Factors" Sections in the Annual Report on Form 10-K for the year ended December 31, 2006.

Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for commercial, industrial, residential, utility, and telecommunications markets. With 2006 revenues of $2.4 billion, Hubbell Incorporated operates manufacturing facilities in the U.S., Canada, Puerto Rico, Mexico, Italy, Switzerland, Brazil, Australia and the United Kingdom, participates in joint ventures in Taiwan and the People's Republic of China, and maintains sales offices in Singapore, Hong Kong, South Korea, the People's Republic of China, Mexico, and the Middle East. The corporate headquarters is located in Orange, CT.

                                    # # # # #

                       (Financial Schedules are Attached.)

                              HUBBELL INCORPORATED
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      (IN MILLIONS, EXCEPT PER SHARE DATA)


                                                 THREE MONTHS ENDED SEPTEMBER 30        NINE MONTHS ENDED SEPTEMBER 30
                                                 (UNAUDITED)         (UNAUDITED)        (UNAUDITED)         (UNAUDITED)
                                                 -----------         -----------        -----------         -----------
                                                    2007                2006               2007                2006
                                                 -----------         -----------        -----------         -----------
NET SALES                                             $652.7              $649.0           $1,919.2            $1,825.3
COST OF GOODS SOLD                                     458.1               468.1            1,364.3             1,320.1
SELLING & ADMINISTRATIVE EXPENSES                      105.7               107.3              324.1               309.4
SPECIAL CHARGES                                            -                 0.7                  -                 3.6
                                                 -----------         -----------        -----------         -----------

TOTAL OPERATING INCOME                                  88.9                72.9              230.8               192.2
    OPERATING INCOME AS A % OF NET SALES                13.6%               11.2%              12.0%               10.5%
INTEREST EXPENSE, NET                                   (3.5)               (3.1)             (11.5)               (7.2)
OTHER INCOME (EXPENSE), NET                              0.3                (1.6)               0.7                (0.8)
                                                 -----------         -----------        -----------         -----------

INCOME BEFORE INCOME TAXES                              85.7                68.2              220.0               184.2
PROVISION FOR INCOME TAXES                              20.4                20.6               59.7                55.3
                                                 -----------         -----------        -----------         -----------

NET INCOME                                            $ 65.3              $ 47.6           $  160.3            $  128.9
                                                 ===========         ===========        ===========         ===========

EARNINGS PER SHARE:
    BASIC                                             $ 1.12              $ 0.79           $   2.71            $   2.13
    DILUTED                                           $ 1.10              $ 0.78           $   2.68            $   2.10

AVERAGE SHARES OUTSTANDING:
    BASIC                                               58.3                60.3               59.1                60.5
    DILUTED                                             59.2                61.1               59.9                61.3

                              HUBBELL INCORPORATED
                              SEGMENT INFORMATION
                                 (IN MILLIONS)



                                                  THREE MONTHS ENDED SEPTEMBER 30           NINE MONTHS ENDED SEPTEMBER 30
                                                 (UNAUDITED)          (UNAUDITED)           (UNAUDITED)        (UNAUDITED)
                                                 -----------          -----------           -----------        -----------
                                                    2007                 2006                  2007               2006
                                                 -----------          -----------           -----------        -----------

NET SALES
---------
  ELECTRICAL                                          $430.3              $431.8              $1,251.2            $1,242.2
  POWER                                                156.3               160.3                 477.0               426.9
  INDUSTRIAL TECHNOLOGY                                 66.1                56.9                 191.0               156.2
                                                 -----------          ----------           -----------         -----------
       TOTAL NET SALES                                $652.7              $649.0              $1,919.2            $1,825.3
                                                 ===========          ==========           ===========         ===========

OPERATING INCOME
----------------
  ELECTRICAL                                          $ 50.9              $ 41.4              $  120.2             $ 109.4
  SPECIAL CHARGES                                          -                (0.7)                    -                (3.8)(1)
                                                 -----------          ----------           -----------         -----------
     TOTAL ELECTRICAL                                   50.9                40.7                 120.2               105.6
  POWER                                                 24.6                23.1                  74.1                61.4
  INDUSTRIAL TECHNOLOGY                                 13.4                 9.1                  36.5                25.2
                                                 -----------          ----------           -----------         -----------
       TOTAL OPERATING INCOME                         $ 88.9              $ 72.9               $ 230.8             $ 192.2
                                                 ===========          ==========           ===========         ===========

OPERATING INCOME AS A % OF NET SALES
------------------------------------
  ELECTRICAL                                            11.8%                9.4%                  9.6%                8.5%
  POWER                                                 15.7%               14.4%                 15.5%               14.4%
  INDUSTRIAL TECHNOLOGY                                 20.3%               16.0%                 19.1%               16.1%
       TOTAL                                            13.6%               11.2%                 12.0%               10.5%

(1) 2006 SPECIAL CHARGES INCLUDES $0.2 CHARGED TO COST OF GOODS SOLD.

THE 2006 SEGMENT OPERATING INCOME RESULTS HAVE BEEN ADJUSTED TO REFLECT THE INCLUSION OF STOCK-BASED COMPENSATION, CONSISTENT WITH THE 2007 PRESENTATION.

                              HUBBELL INCORPORATED
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (IN MILLIONS)

                                                                (UNAUDITED)
                                                            SEPTEMBER 30, 2007             DECEMBER 31, 2006
                                                            ------------------             -----------------
 ASSETS

 CASH AND CASH EQUIVALENTS                                            $   86.5                      $   45.3
 SHORT-TERM INVESTMENTS                                                      -                          35.9
 ACCOUNTS RECEIVABLE, NET                                                421.2                         354.3
 INVENTORIES, NET                                                        316.2                         338.2
 DEFERRED TAXES AND OTHER                                                 49.7                          40.7
                                                            ------------------             -----------------
    TOTAL CURRENT ASSETS                                                 873.6                         814.4

 PROPERTY, PLANT AND EQUIPMENT, NET                                      322.5                         318.5
 INVESTMENTS                                                              36.9                           0.3
 GOODWILL                                                                444.7                         436.7
 INTANGIBLE ASSETS AND OTHER                                             191.7                         181.6
                                                            ------------------             -----------------
    TOTAL ASSETS                                                      $1,869.4                      $1,751.5
                                                            ==================             =================

 LIABILITIES AND SHAREHOLDERS' EQUITY

 SHORT-TERM DEBT                                                      $   69.3                      $   20.9
 ACCOUNTS PAYABLE                                                        188.7                         163.9
 ACCRUED SALARIES, WAGES AND EMPLOYEE BENEFITS                            56.8                          49.2
 DIVIDENDS PAYABLE                                                        19.1                          19.9
 ACCRUED INSURANCE                                                        51.5                          42.8
 OTHER ACCRUED LIABILITIES                                                96.0                          85.6
                                                            ------------------             -----------------
    TOTAL CURRENT LIABILITIES                                            481.4                         382.3

LONG-TERM DEBT                                                           199.4                         199.3
OTHER NON-CURRENT LIABILITIES                                            170.8                         154.4
                                                            ------------------             -----------------

    TOTAL LIABILITIES                                                    851.6                         736.0

 SHAREHOLDERS' EQUITY                                                  1,017.8(1)                    1,015.5
                                                            ------------------             -----------------

 TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                           $1,869.4                      $1,751.5
                                                            ==================             =================

(1) 2007 SHAREHOLDERS' EQUITY INCLUDES AN INCREASE OF $4.7 IN CONNECTION WITH THE COMPANY'S ADOPTION ON JANUARY 1, 2007 OF FINANCIAL ACCOUNTING STANDARDS BOARD ("FASB") INTERPRETATION NO. 48, "ACCOUNTING FOR UNCERTAINTY IN INCOME TAXES - AN INTERPRETATION OF FASB STATEMENT NO. 109".

                              HUBBELL INCORPORATED
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                  (IN MILLIONS)

                                                                                 NINE MONTHS ENDED SEPTEMBER 30
                                                                                 (UNAUDITED)      (UNAUDITED)
                                                                                 -----------      -----------
                                                                                    2007             2006
                                                                                 -----------      -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  NET INCOME                                                                         $ 160.3          $ 128.9
  DEPRECIATION AND AMORTIZATION                                                         44.8             41.2
  STOCK-BASED COMPENSATION EXPENSE                                                       8.1              8.2
  DEFERRED INCOME TAXES                                                                 (9.1)             5.4
  CHANGES IN WORKING CAPITAL                                                            38.4           (108.7)
  CONTRIBUTION TO DOMESTIC PENSION PLANS                                               (15.0)               -
  OTHER, NET                                                                            (6.3)             7.9
                                                                                 -----------      -----------

    NET CASH PROVIDED BY OPERATING ACTIVITIES                                          221.2             82.9
                                                                                 -----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES
  CAPITAL EXPENDITURES                                                                 (44.6)           (67.1)
  ACQUISITION OF BUSINESSES, NET OF CASH  ACQUIRED                                      (2.9)          (117.4)
  NET CHANGE IN INVESTMENTS                                                             (0.5)           164.9
  OTHER, NET                                                                             3.9              2.3
                                                                                 -----------      -----------

    NET CASH USED IN INVESTING ACTIVITIES                                              (44.1)           (17.3)
                                                                                 -----------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES
  BORROWINGS/REPAYMENTS OF DEBT                                                         48.4            (16.0)
  PAYMENT OF DIVIDENDS                                                                 (59.3)           (60.2)
  ACQUISITION OF COMMON SHARES                                                        (173.5)           (74.4)
  PROCEEDS FROM EXERCISE OF STOCK OPTIONS                                               40.2             24.5
  OTHER, NET                                                                             6.0              3.8
                                                                                 -----------      -----------

    NET CASH USED IN FINANCING ACTIVITIES                                             (138.2)          (122.3)
                                                                                 -----------      -----------

EFFECT OF FOREIGN EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS                     2.3              1.0
                                                                                 -----------      -----------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                        41.2            (55.7)
CASH AND CASH EQUIVALENTS
  BEGINNING OF PERIOD                                                                   45.3            110.6
                                                                                 -----------      -----------
  END OF PERIOD                                                                      $  86.5         $   54.9
                                                                                 ===========      ===========